Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2015, in the Registration Statement and related Prospectus of TransUnion dated March 30, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois

March 30, 2015